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                                                                    Exhibit 23.1





                    INDEPENDENT AUDITORS' REPORT AND CONSENT



The Board of Directors
National Waterworks, Inc. and
U.S. Filter Distribution Group, Inc.:



The audits referred to in our report dated March 7, 2003, included the related financial statement schedule for the years ended December 31, 2000 and 2001 and the period of January 1, 2002 through November 21, 2002 and the period of November 22, 2002 through December 31, 2002, included in the registration statement. The financial statement schedule is the responsibility of U.S. Filter Distribution Group, Inc. and National Waterworks, Inc. management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for goodwill.

/s/ KPMG LLP

San Antonio, Texas
April 17, 2003